Marked vs. Febuary 24, 1994
                                     opinion


                                                        Exhibit 5.1

                                     ^April 1, 1994
                                      -------------

  RJR Nabisco Holdings Corp.
  1301 Avenue of the Americas
  New York, New York  10019

  Ladies and Gentlemen:

       I have acted as counsel for RJR Nabisco Holdings Corp., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") of the Company, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of up to 345 million shares of the Company's Series C Depositary Shares (the "Depositary Shares"), each representing one-tenth of a share of Series C Conversion Preferred Stock, par value $.01 per share (the "Preferred Stock"), to be deposited under the Deposit Agreement (the "Deposit Agreement") between the Company and First Chicago Trust Company of New York (the "Depositary"), a form of which has been filed with the Commission as an exhibit to the Registration Statement. Each share of Preferred Stock (and thereby each Depositary Share) is subject to conversion into shares of the Company's Common Stock, par value $.01 per share (the "Common Stock").
       The Preferred Stock will be issued pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Company, as amended (the "Charter"), which has been incorporated by reference as an exhibit to the Registration Statement, and the certificate of designation for the Preferred Stock (the "Certificate of Designation"), a form of which has been filed with the Commission as an exhibit to the Registration Statement. This opinion is being given pursuant to the requirements for the Registration Statement.
       I have examined the Registration Statement and the exhibits thereto, the Charter, and the forms of the Certificate of Designation and the Deposit Agreement. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such other documents, evidences of corporate action and other instruments and have made such other investigations of law and fact, as I have deemed necessary or appropriate for the purpose of this opinion. As to questions of fact relevant to this opinion, I have relied upon certificates or written statements from officers and other appropriate representatives of the Company and its subsidiaries or public officials. In all such examinations I have assumed the genuineness of all signatures, the authority to sign, and the authenticity of all documents submitted to me as originals. I have also assumed the conformity with the originals of all documents submitted to me as copies.
       Based upon and subject to the foregoing, and to the qualifications hereinafter specified, I am of the opinion that, assuming effectiveness of the Registration Statement under the Securities Act:




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            1.   When shares of the Preferred Stock have been
       authorized for issuance by the board of directors of the Company, the Certificate of Designation therefor has been filed with the Secretary of State of the State of Delaware in accordance with Section 103 of the General Corporation Law of the State of Delaware and such shares are issued and delivered in accordance with the Deposit Agreement, and upon payment for and delivery of the Depositary Shares as contemplated by the Registration Statement, the Preferred Stock will have been duly authorized and will be validly issued, fully paid and nonassessable.

            2. The shares of Common Stock initially issuable upon the mandatory conversion of the Preferred Stock, when authorized and reserved for issuance by the board of directors of the Company, will have been duly authorized and reserved for issuance upon such conversion and, when issued upon such conversion, will be validly issued, fully paid and nonassessable.

            3. Assuming the due authorization, execution and delivery of the Deposit Agreement by the Company and the Depositary, each Depositary Share, when issued in accordance with the Deposit Agreement against the deposit of validly issued, fully paid and nonassessable shares of Preferred Stock, will represent an interest in one-tenth of a validly issued, fully paid and nonassessable share of Preferred Stock and, assuming the due execution and delivery of the depositary receipts by the Depository pursuant to the Deposit Agreement and upon payment for and delivery of the Depositary Shares as contemplated by the Registration Statement, the depositary receipts will be validly issued,
                                               ------------------
       fully paid and nonassessable, and will entitle the holders
       ----------------------------
       thereof to the benefits provided therein and in the Deposit
       Agreement.

       The opinions set forth herein relate solely to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States.
       I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement.

            Very truly yours,



            Jo-Ann Ford
            Vice President & Assistant
               General Counsel






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